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                        CERTIFICATE OF INCORPORATION OF
                         OPTIKA MERGER SUBSIDIARY, INC.



                                   ARTICLE I

          The name of this corporation is Optika Merger Subsidiary, Inc.

                                   ARTICLE II

          The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

          This Corporation is authorized to issue one class of stock to be designated "Common Stock". The total number of shares which the Corporation is authorized to issue is Ten Thousand (10,000) shares of the Common Stock, $0.0001 par value.

                                   ARTICLE V

          The name and mailing address of the incorporator is Michael C. Doran, Esq., Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303.

                                   ARTICLE VI

          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                  ARTICLE VII

          The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VIII

          Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
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                                 ARTICLE IX

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE X

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate this 29th day of April, 1996.



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                                             Michael C. Doran
                                             Incorporator

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